Exhibit 99.1

Two Harbors Investment Corp.

Warrants to Expire on November 7, 2013

New York, October 10, 2013 — Two Harbors Investment Corp. (NYSE: TWO) is reminding the holders of its publicly traded warrants (NYSE MKT: TWO.WS) (“Warrants”) that, pursuant to the terms of the warrant agreement, the Warrants will expire at 5:00 p.m. EST on November 7, 2013 (the “Expiration Date”).

Each Warrant represents the right to purchase 1.0727 shares of the company’s common stock, $0.01 par value per share, at an exercise price of $10.25 per share.  The Warrants do not automatically exercise upon expiration.  Any Warrant not exercised prior to the Expiration Date will expire unexercised and the holder of any such Warrant will not receive any cash, shares of the company’s common stock, or other consideration for such unexercised Warrants.

The NYSE has advised the company that trading in the Warrants will be suspended after the close of business on November 4, 2013 to ensure that all trades in the Warrants will settle in time to allow the Warrants to be exercised on or before November 7, 2013.

A holder can obtain information on exercising the Warrants by contacting his or her broker or Computershare Shareowner Services LLC, the company’s transfer agent and warrant agent.  Brokers are encouraged to contact the Depository Trust Company in advance of the Expiration Date to confirm the procedures for exercising the Warrants.

Two Harbors Investment Corp.

Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, residential mortgage loans, mortgage servicing rights and other financial assets.  Two Harbors is headquartered in Minnetonka, Minnesota, and is externally managed and advised by PRCM Advisers LLC, a wholly-owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com.

Additional Information

Stockholders and warrant holders of Two Harbors, and other interested persons, may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 601 Carlson Parkway, Suite 1400, Minnetonka, MN 55305, telephone 612-629-2500.

Contact

Investors: July Hugen, Investor Relations, Two Harbors Investment Corp., 612-629-2514, july.hugen@twoharborsinvestment.com.